Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231019 and No. 333-233829) and the Registration Statements on Form S-8 (No. 333-231020, No. 333-229023 and No. 333-209439) of KushCo Holdings, Inc. of our report dated November 28, 2018, except for the effects of the restatement discussed in Note 2 as to which the date is April 11, 2019 with respect to the consolidated balance sheets of KushCo Holdings, Inc., as of August 31, 2018, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended August 31, 2018 and the related notes (collectively, the "consolidated financial statements") which appears in this Form 10-K.

/s/ RBSM LLP

RBSM LLP
Larkspur, CA
November 12, 2019